ACQUISITION AGREEMENT AND PLAN OF MERGER

                        DATED AS OF FEBRUARY 10, 2000

                                   BETWEEN

                      WORLDWIDE WIRELESS NETWORKS, INC.

                                     AND

                            TARRAB CAPITAL GROUP

TABLE OF CONTENTS


ARTICLE 1. The Merger                                           4
  Section 1.1.                                        The Merger  4
  Section 1.2.                                    Effective Time  4
  Section 1.3.                             Closing of the Merger  4
  Section 1.4.                            Effects of the Merger   4
  Section 1.5.           Board of Directors and Officers of WWNI  5
  Section 1.6.                              Conversion of Shares  5
  Section 1.7.                          Exchange of Certificates  5
  Section 1.8.        Taking of Necessary Action; Further Action  6

ARTICLE 2. Representations and Warranties of WWNI               6
  Section 2.1.                     Organization and Qualification     6
  Section 2.2.                             Capitalization of WWNI     6
  Section 2.3.Authority Relative to this Agreement; Recommendation.   7
  Section 2.4.                  SEC Reports; Financial Statements     7
  Section 2.5.                               Information Supplied     7
  Section 2.6.              Consents and Approvals; No Violations     7
  Section 2.7.                                         No Default     8
  Section 2.8.     No Undisclosed Liabilities; Absence of Changes     8
  Section 2.9.                                         Litigation     8
  Section 2.10.                    Compliance with Applicable Law     9
  Section 2.11.             Employee Benefit Plans; Labor Matters     9
  Section 2.12.                Environmental Laws and Regulations     10
  Section 2.13.                                       Tax Matters     10
  Section 2.14.                                 Title To Property     10
  Section 2.15.                             Intellectual Property     11
  Section 2.16.                                         Insurance     11
  Section 2.17.                                     Vote Required     11
  Section 2.18.                                     Tax Treatment     11
  Section 2.19.                                        Affiliates     11
  Section 2.20.                        Certain Business Practices     11
  Section 2.21.                                 Insider Interests     11
  Section 2.22.                      Opinion of Financial Adviser     11
  Section 2.23.                                           Brokers     11
  Section 2.24.                                        Disclosure     12
  Section 2.25.                            No Existing Discussion     12
  Section 2.26.                                Material Contracts     12

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ARTICLE 3. Representations and Warranties of TCG.              12
  Section 3.1.                     Organization and Qualification     12
  Section 3.2.                              Capitalization of TCG     13
  Section 3.3.Authority Relative to this Agreement; Recommendation    13
  Section 3.4.                  SEC Reports; Financial Statements     14
  Section 3.5.                               Information Supplied     14
  Section 3.6.              Consents and Approvals; No Violations     14
  Section 3.7.                                         No Default     15
  Section 3.8      No Undisclosed Liabilities; Absence of Changes     15
  Section 3.9.                                         Litigation     15
  Section 3.10.                    Compliance with Applicable Law     15
  Section 3.11.             Employee Benefit Plans; Labor Matters     16
  Section 3.12.                Environmental Laws and Regulations     16
  Section 3.13.                                       Tax Matters     17
  Section 3.14.                                 Title to Property     17
  Section 3.15.                             Intellectual Property     17
  Section 3.16.                                         Insurance     18
  Section 3.17.                                     Vote Required     18
  Section 3.18.                                     Tax Treatment     18
  Section 3.19.                                        Affiliates     18
  Section 3.20.                        Certain Business Practices     18
  Section 3.21.                                 Insider Interests     18
  Section 3.22.                      Opinion of Financial Adviser     18
  Section 3.23.                                           Brokers     18
  Section 3.24.                                        Disclosure     18
  Section 3.25.                           No Existing Discussions     18
  Section 3.26.                                Material Contracts     18

ARTICLE 4. Covenants                                           19
  Section 4.1.                        Conduct of Business of WWNI     19
  Section 4.2.                         Conduct of Business of TCG     20
  Section 4.3.                                 Preparation of 8-K     22
  Section 4.4.                         Other Potential Acquirers  22
  Section 4.5.                          Meetings of Stockholders  22
  Section 4.6.                               NASD OTC:BB Listing  22
  Section 4.7.                             Access to Information  22
  Section 4.8.        Additional Agreements; Reasonable Efforts.  22
  Section 4.9.                                   Indemnification  23
  Section 4.10.                  Notification of Certain Matters  23

ARTICLE 5. Conditions to Consummation of the Merger            24
  Section 5.1. Conditions to each Party's Obligation to Effect the Merger  24
  Section 5.2.              Conditions to the Obligations of WWNI     24
  Section 5.3.               Conditions to the Obligations of TCG     24

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ARTICLE 6. Termination; Amendment; Waiver                      25
  Section 6.1.                                        Termination     25
  Section 6.2.                              Effect of Termination     25
  Section 6.3.                                  Fees and Expenses     26
  Section 6.4.                                          Amendment     26
  Section 6.5.                                  Extension; Waiver     26

ARTICLE 7. Miscellaneous                                       26
  Section 7.1.      Nonsurvival of Representations and Warranties     26
  Section 7.2.                       Entire Agreement; Assignment     26
  Section 7.3.                                           Validity     26
  Section 7.4.                                            Notices     26
  Section 7.5.                                      Governing Law     27
  Section 7.6.                               Descriptive Headings     27
  Section 7.7.                                Parties in Interest     27
  Section 7.8.                               Certain Definitions  27
  Section 7.9.                                Personal Liability  27
  Section 7.10.                             Specific Performance  27
  Section 7.11.                                     Counterparts  28

                        AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of February 10, 2000, is between WORLDWIDE WIRELESS NETWORKS, INC., a Nevada corporation ("WWNI"), and TARRAB CAPITAL GROUP, a Nevada corporation ("TCG").

     Whereas, the Boards of Directors of WWNI and TCG each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

     Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     Whereas,   WWNI   and  TCG  desire  to  make  certain   representations,
warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     Now,   therefore,   in   consideration   of   the   promises   and   the
representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, WWNI and TCG hereby agree as follows:

                                  ARTICLE I

                                 The Merger

     Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the
"NGCL"), TCG shall be merged with and into WWNI (as defined below) (the ``Merger"). Following the Merger, WWNI shall continue as the surviving corporation (the "Successor Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of TCG shall cease to exist. Prior to the Effective Time, the parties hereto shall mutually agree as to the name of the Successor Corporation; however, initially the Successor Corporation shall be named WORLDWIDE WIRELESS NETWORKS, INC., a Nevada corporation. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

     Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of TCG and WWNI, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

     Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Sperry Young & Stoecklein, 1850 E.
Flamingo Rd., Suite 111, Las Vegas, Nevada, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of TCG shall vest in the Successor Corporation, and all debts, liabilities and duties of TCG shall become the debts, liabilities and duties of the Successor Corporation.

     Section 1.5. Board of Directors and Officers of WWNI. At or prior to the Effective Time, each of TCG and WWNI agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of WWNI to remain the same

     Section 1.6. Conversion of Shares. At the Effective Time, each share of common stock, par value $.001 per share of TCG (individually a "TCG Share" and collectively, the "TCG Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of TCG, WWNI, or the holder thereof, be converted into and shall become fully paid and nonassessable WWNI common shares determined by issuing one (1) share of WWNI common share for every 1000 shares of TCG.

     Section 1.7. Exchange of Certificates.

     (a) Prior to the Effective Time, WWNI shall enter into an agreement with, and shall deposit with, Sperry Young & Stoecklein, or such other agent or agents as may be satisfactory to WWNI and TCG (the "Exchange Agent'), for the benefit of the holders of TCG Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of WWNI Shares to be issued to holders of TCG Shares issuable pursuant to Section 1.6 in exchange for outstanding TCG Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding TCG Shares (the "Certificates") whose shares were converted into the right to receive WWNI Shares pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TCG and WWNI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing WWNI Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole WWNI Shares, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of TCG Shares which are not registered in the transfer records of TCG, a certificate representing the proper number of WWNI Shares may be issued to a transferee if the Certificate representing such TCG Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or WWNI to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing WWNI Shares as contemplated by this Section 1.7.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to WWNI Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the WWNI Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

     (d) In the event that any Certificate for TCG Shares or WWNI Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefore, upon the making of an affidavit of that fact by the holder thereof such WWNI Shares and cash in lieu of fractional WWNI Shares, if any, as may be required pursuant to this Agreement; provided, however, that WWNI or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

     (e) All WWNI Shares issued upon the surrender for exchange of TCG Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such TCG Shares. There shall be no further registration of transfers on the stock transfer books of TCG of the TCG Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates of TCG are presented to WWNI for any reason, they shall be canceled and exchanged as provided in this
Article I.

     (f) No fractional WWNI Shares shall be issued in the Merger, but in lieu thereof each holder of TCG Shares otherwise entitled to a fractional WWNI Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

     Section 1.8. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, TCG or WWNI reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest WWNI with full right, title and possession to all assets, property, rights, privileges, powers and franchises of TCG, the officers and directors of WWNI and TCG are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                  ARTICLE 2

                   Representations and Warranties of WWNI

     Except as set forth on the Disclosure Schedule delivered by WWNI to TCG (the "WWNI Disclosure Schedule"), WWNI hereby represents and warrants to TCG as follows:

     Section 2.1. Organization and Qualification.

     (a) WWNI is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has 300 or more round lot (100 or more shares) stockholders and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on WWNI. When used in connection with WWNI, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of WWNI, other than any change or effect arising out of general economic conditions unrelated to any business in which WWNI is engaged, or
(ii) that may impair the ability of WWNI to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) WWNI has heretofore delivered to TCG accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of WWNI. Except as set forth on Schedule 2.1 of the WWNI Disclosure Schedule, WWNI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on WWNI.

     Section 2.2. Capitalization of WWNI.

     (a) The authorized capital stock of WWNI consists of: (i) Fifty Million (50,000,000) Authorized Shares of Common Stock, $0.001 par value, 12,049,988 Common shares are issued and outstanding as of February 9, 2000, and held by 300 or more round lot (100 or more shares) stockholders; (ii) no Preferred Shares are authorized. Pursuant to the Merger Agreement WWNI will issue 5,000 shares of 144 restricted common stock to the stockholder of TCG. All of the outstanding WWNI Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of WWNI, (ii) securities of WWNI convertible into or exchangeable for shares of capital stock or voting securities of WWNI, (iii) options or other rights to acquire from WWNI, except as set forth in 2.2(a) of the Disclosure Schedule, and, no obligations of WWNI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of WWNI, and (iv) equity equivalents, interests in the ownership or earnings of WWNI or other similar rights (collectively, "WWNI Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the WWNI Disclosure Schedule there are no outstanding obligations of WWNI or its subsidiaries to repurchase, redeem or otherwise acquire any WWNI Securities or stockholder agreements, voting trusts or other agreements or understandings to which WWNI is a party or by which it is bound relating to the voting or registration of any shares of capital stock of WWNI. For purposes of this Agreement, ``Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (b) The WWNI Shares constitute the only class of equity securities of WWNI registered or required to be registered under the Exchange Act.

     (c) WWNI does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

     Section 2.3. Authority Relative to this Agreement; Recommendation. WWNI has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of WWNI (the "WWNI Board") and no other corporate proceedings on the part of WWNI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by WWNI and constitutes a valid, legal and binding agreement of WWNI, enforceable against WWNI in accordance with its terms.

     Section 2.4. SEC Reports; Financial Statements. SEC Reports; Financial Statements.

     (a) WWNI has filed a Form 10SB with the Securities and Exchange Commission (the "SEC") on November 8, 1999, which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), as in effect on the date such form was filed. WWNI has heretofore delivered or promptly will deliver prior to the Effective Date to TCG, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Form 10SB filed November 8, 1999, (ii) all definitive proxy statements relating to WWNI's meetings of stockholders (whether annual or special) held since November 8, 1999, if any, and (iii) all other reports or registration statements filed by WWNI with the SEC since December 31, 1999 (all of the foregoing, collectively, the "WWNI SEC Reports"). None of such WWNI SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of WWNI included in the WWNI SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of WWNI as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the WWNI SEC Reports have been so filed.

     (b) WWNI has heretofore made available or promptly will make available to TCG a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by WWNI with the SEC pursuant to the Exchange Act.

     Section 2.5. Information Supplied. None of the information supplied or to be supplied by WWNI for inclusion or incorporation by reference in connection with the Merger will at the date presented to the stockholder of TCG and at the times of the meeting or meetings of stockholders of WWNI to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ``HSR Act''), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the WWNI Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by WWNI of this Agreement or the consummation by WWNI of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on WWNI.

     Except as set forth in Section 2.6 of the WWNI Disclosure Schedule, neither the execution, delivery and performance of this Agreement by WWNI nor the consummation by WWNI of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of WWNI,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which WWNI is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to WWNI or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on WWNI.

     Section 2.7. No Default. Except as set forth in Section 2.7 of the WWNI Disclosure Schedule, WWNI is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which WWNI is now a party or by which any of its respective properties or assets may be bound or
(iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to WWNI or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on WWNI. Except as set forth in Section 2.7 of the WWNI Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which WWNI is now a party or by which its respective properties or assets may be bound that is material to WWNI and that has not expired is in full force and effect and is not subject to any material default thereunder of which WWNI is aware by any party obligated to WWNI thereunder.

     Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed in the August 31, 1999 unaudited financial statements, none of WWNI or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of WWNI and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on WWNI. Except as disclosed by WWNI, none of WWNI or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to WWNI or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on WWNI. Except as and to the extent disclosed by WWNI there has not been (i) any material change by WWNI in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by WWNI of any of its assets having a Material Adverse Effect on WWNI, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 2.9. Litigation. Except as set forth in Schedule 2.9 of the WWNI Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of WWNI, threatened against WWNI or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on WWNI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by WWNI, none of WWNI or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on WWNI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.10. Compliance with Applicable Law. Except as disclosed by WWNI, WWNI and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "WWNI Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on WWNI. Except as disclosed by WWNI, WWNI and its subsidiaries are in compliance with the terms of the WWNI Permits, except where the failure so to comply would not have a Material Adverse Effect on WWNI. Except as disclosed by WWNI, the businesses of WWNI and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on WWNI. Except as disclosed by WWNI no investigation or review by any Governmental Entity with respect to WWNI or its subsidiaries is pending or, to the knowledge of WWNI, threatened, nor, to the knowledge of WWNI, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which WWNI reasonably believes will not have a Material Adverse Effect on WWNI.

     Section 2.11. Employee Benefit Plans; Labor Matters.

     (a) Except as set forth in Section 2.11(a) of the WWNI Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by WWNI or any entity required to be aggregated with WWNI pursuant to Section 414 of the Code (each, a "WWNI Employee Plan"), no event has occurred and to the knowledge of WWNI, no condition or set of circumstances exists in connection with which WWNI could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on WWNI.

     (b) (i) No WWNI Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each WWNI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 2.11(c) of the WWNI Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any WWNI Stock Options, together with the number of WWNI Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the WWNI Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. WWNI has furnished TCG with complete copies of the plans pursuant to which the WWNI Stock Options were issued. Other than the automatic vesting of WWNI Stock Options that may occur without any action on the part of WWNI or its officers or directors, WWNI has not taken any action that would result in any WWNI Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) WWNI has made available to TCG (i) a description of the terms of employment and compensation arrangements of all officers of WWNI and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating WWNI to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of WWNI who have executed a non-competition agreement with WWNI and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of WWNI with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of WWNI with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the WWNI Disclosure Schedule.

     (e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any WWNI Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) There are no controversies pending or, to the knowledge of WWNI, threatened, between WWNI and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on WWNI. Neither WWNI nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by WWNI or any of its subsidiaries (and neither WWNI nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does WWNI know of any activities or proceedings of any labor union to organize any of its or employees. WWNI has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

     Section 2.12. Environmental Laws and Regulations.

     (a) Except as publicly disclosed by WWNI in the WWNI SEC Reports, (i) WWNI is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on WWNI, which compliance includes, but is not limited to, the possession by WWNI of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) WWNI has not received written notice of, or, to the knowledge of WWNI, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an ``Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on WWNI; and (iii) to the knowledge of WWNI, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by WWNI, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on WWNI that are pending or, to the knowledge of WWNI, threatened against WWNI or, to the knowledge of WWNI, against any person or entity whose liability for any Environmental Claim WWNI has or may have retained or assumed either contractually or by operation of law.

     Section 2.13. Tax Matters.

     (a) Except as set forth in Section 2.13 of the WWNI Disclosure Schedule:
(i) WWNI has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of WWNI and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to WWNI have been paid in full or have been provided for in accordance with GAAP on WWNI's most recent balance sheet which is part of the WWNI SEC Documents.
(iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to WWNI; (iv) to the knowledge of WWNI none of the Tax Returns of or with respect to WWNI is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to WWNI which has not been abated or paid in full.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

     Section 2.14. Title to Property. WWNI has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on WWNI; and, to WWNI's knowledge, all leases pursuant to which WWNI leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of WWNI, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which WWNI has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on WWNI.

     Section 2.15. Intellectual Property.

     (a) WWNI owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "WWNI Intellectual Property Rights").

     (b) The validity of the WWNI Intellectual Property Rights and the title thereto of WWNI is not being questioned in any litigation to which WWNI is a party.

     (c) Except as set forth in Section 2.15(c) of the WWNI Disclosure Schedule, the conduct of the business of WWNI as now conducted does not, to WWNI's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any WWNI Intellectual Property Rights.

     (d) WWNI has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where WWNI has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 2.16. Insurance. WWNI currently maintains general liability and other business insurance.

     Section 2.17. Vote Required. Approval of this Agreement and Plan of Merger by the Stockholders of WWNI is not required pursuant to current Nevada law.

     Section 2.18. Tax Treatment. Neither WWNI nor, to the knowledge of WWNI, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.19. Affiliates. Except for the directors and executive officers of WWNI, each of whom is listed in Section 2.19 of the WWNI Disclosure Schedule, there are no persons who, to the knowledge of WWNI, may be deemed to be affiliates of WWNI under Rule 1-02(b) of Regulation S-X of the SEC (the "WWNI Affiliates").

     Section 2.20. Certain Business Practices. None of WWNI or any directors, officers, agents or employees of WWNI has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the WWNI Disclosure Schedule, neither any officer or director of WWNI has any interest in any material property, real or personal, including without limitation, any computer software or WWNI Intellectual Property Rights, used in or pertaining to the business of WWNI, expect for the ordinary rights of a stockholder or employee stock optionholder.

     Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the WWNI Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of WWNI Shares.

     Section 2.23. Brokers. No broker, finder or investment banker (other than the WWNI Financial Adviser, a true and correct copy of whose engagement agreement has been provided to TCG) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WWNI.

     Section 2.24. Disclosure. No representation or warranty of WWNI in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to TCG pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 2.25. No Existing Discussions. As of the date hereof, WWNI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

     Section 2.26. Material Contracts.

     (a) WWNI has delivered or otherwise made available to TCG true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which WWNI is a party affecting the obligations of any party thereunder) to which WWNI is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of WWNI taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of WWNI taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which WWNI is a party involving employees of WWNI); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since December 31, 1999; (vi) contracts or agreements with any Governmental Entity. and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "WWNI Contracts"). WWNI is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the WWNI Contracts is valid and enforceable in accordance with its terms, and there is no default under any WWNI Contract so listed either by WWNI or, to the knowledge of WWNI, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by WWNI or, to the knowledge of WWNI, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on WWNI.

     (c) No party to any such WWNI Contract has given notice to WWNI of or made a claim against WWNI with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on WWNI.

                                  ARTICLE 3

                    Representations and Warranties of TCG

     Except as set forth on the Disclosure Schedule delivered by TCG to WWNI (the "TCG Disclosure Schedule"), TCG hereby represents and warrants to WWNI as follows:

     Section 3.1. Organization and Qualification.

     (a) Each of TCG and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on TCG. When used in connection with TCG, the term "Material Adverse Effect'' means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of TCG and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which TCG and its subsidiaries are engaged, or (ii) that may impair the ability of TCG to consummate the transactions contemplated hereby.

     (b) TCG has heretofore delivered to WWNI accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of TCG. Each of TCG and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on TCG.

     Section 3.2. Capitalization of TCG.

     (a) As of December 31, 1999, the authorized capital stock of TCG consists of; (i) Twenty Million (20,000,000) TCG common Shares, $.001 par value, of which 5,000,000 common Shares are issued and outstanding, and (ii) Five Million (5,000,000) TCG preferred shares, $.001 par value, and no preferred shares are issued and outstanding. All of the outstanding TCG Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

     (b) Except as set forth in Section 3.2(b) of the TCG Disclosure Schedule, TCG is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

     (c) Except as set forth in Section 3.2(c) of the TCG Disclosure Schedule, between December 31, 1999 and the date hereof, no shares of TCG's capital stock have been issued and no TCG Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of TCG,
(ii) securities of TCG or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of TCG, (iii) options or other rights to acquire from TCG or its subsidiaries, or obligations of TCG or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of TCG, or (iv) equity equivalents, interests in the ownership or earnings of TCG or its subsidiaries or other similar rights (collectively, "TCG Securities"). As of the date hereof, there are no outstanding obligations of TCG or any of its subsidiaries to repurchase, redeem or otherwise acquire any TCG Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which TCG is a party or by which it is bound relating to the voting or registration of any shares of capital stock of TCG.

     (d) Except as set forth in Section 3.2(d) of the TCG Disclosure Schedule, there are no securities of TCG convertible into or exchangeable for, no options or other rights to acquire from TCG, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of TCG.

     (e) The TCG Shares constitute the only class of equity securities of TCG or its subsidiaries.

     (f) Except as set forth in Section 3.2(f) of the TCG Disclosure Schedule, TCG does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

     Section 3.3. Authority Relative to this Agreement; Recommendation.

     (a) TCG has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of TCG (the "TCG Board"), and no other corporate proceedings on the part of TCG are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in
Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding TCG Shares. This Agreement has been duly and validly executed and delivered by TCG and constitutes a valid, legal and binding agreement of TCG, enforceable against TCG in accordance with its terms.

     (b) The TCG Board has resolved to recommend that the stockholders of TCG approve and adopt this Agreement.

     Section 3.4. SEC Reports; Financial Statements.

     (a) TCG has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since December 31, 1999, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities
Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. TCG has heretofore delivered or promptly will deliver prior to the Effective Date to TCG, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, (ii) all definitive proxy statements relating to TCG's meetings of stockholders (whether annual or special) held since December 31, 1999, if any, and (iii) all other reports or registration statements filed by TCG with the SEC since December 31, 1999 (all of the foregoing, collectively, the "TCG SEC Reports"). None of such TCG SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of TCG included in the TCG SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of TCG as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the TCG SEC Reports have been so filed.

     (b) TCG has heretofore made available or promptly will make available to WWNI a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by TCG with the SEC pursuant to the Exchange Act.

     Section 3.5. Information Supplied. None of the information supplied or to be supplied by TCG for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the TCG Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by TCG of this Agreement or the consummation by TCG of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on TCG.

     Neither the execution, delivery and performance of this Agreement by TCG nor the consummation by TCG of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of TCG or any of TCG's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which TCG or any of TCG's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to TCG or any of TCG's subsidiaries or any of their respective properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which would not have a Material Adverse Effect on TCG.

     Section 3.7. No Default. None of TCG or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which TCG or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or
(iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to TCG, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on TCG. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which TCG or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to TCG and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which TCG is aware by any party obligated to TCG or any subsidiary thereunder.

     Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the TCG Disclosure Schedule and except as and to the extent publicly disclosed by TCG in the TCG SEC Reports, as of December 31, 1999, TCG does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of TCG (including the notes thereto) or which would have a Material Adverse Effect on TCG. Except as publicly disclosed by TCG, since December 31, 1999, TCG has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to TCG having or which reasonably could be expected to have, a Material Adverse Effect on TCG. Except as and to the extent publicly disclosed by TCG in the TCG SEC Reports and except as set forth in Section 2.8 of the TCG Disclosure Schedule, since December 31, 1999, there has not been (i) any material change by TCG in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by TCG of any of its assets having a Material Adverse Effect on TCG, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or
(iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.9. Litigation. Except as publicly disclosed by TCG in the TCG SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of TCG, threatened against TCG or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on TCG or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by TCG in the TCG SEC Reports, TCG is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on TCG or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.10. Compliance with Applicable Law. Except as publicly disclosed by TCG in the TCG SEC Reports, TCG holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'TCG Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on TCG. Except as publicly disclosed by TCG in the TCG SEC Reports, TCG is in compliance with the terms of the TCG Permits, except where the failure so to comply would not have a Material Adverse Effect on TCG. Except as publicly disclosed by TCG in the TCG SEC Reports, the business of TCG is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this
Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on TCG. Except as publicly disclosed by TCG in the TCG SEC Reports, no investigation or review by any Governmental Entity with respect to TCG is pending or, to the knowledge of TCG, threatened, nor, to the knowledge of TCG, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which TCG reasonably believes will not have a Material Adverse Effect on TCG.

     Section 3.11. Employee Benefit Plans; Labor Matters.

     (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by TCG, any of its subsidiaries or any entity required to be aggregated with TCG or any of its subsidiaries pursuant to
Section 414 of the Code (each, a "TCG Employee Plan"), no event has occurred and, to the knowledge of TCG, no condition or set of circumstances exists in connection with which TCG or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on TCG.

     (b) (i) No TCG Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each TCG Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 3.11(c) of the TCG Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any TCG Stock Options, together with the number of TCG Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the TCG Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. TCG has furnished WWNI with complete copies of the plans pursuant to which the TCG Stock Options were issued. Other than the automatic vesting of TCG Stock Options that may occur without any action on the part of TCG or its officers or directors, TCG has not taken any action that would result in any TCG Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) TCG has made available to WWNI (i) a description of the terms of employment and compensation arrangements of all officers of TCG and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating TCG to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of TCG who have executed a non-competition agreement with TCG and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of TCG with or relating to its employees, except programs and policies required to be maintained by law; and
(v) copies of all plans, programs, agreements and other arrangements of the TCG with or relating to its employees which contain change in control provisions.

     (e)  Except  as  disclosed  in Section 3.11(e)  of  the  TCG  Disclosure
Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any TCG Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) There are no controversies pending or, to the knowledge of TCG threatened, between TCG or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on TCG. Neither TCG nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by TCG or any of its subsidiaries (and neither TCG nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does TCG know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. TCG has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

     Section 3.12. Environmental Laws and Regulations.

     (a) Except as disclosed by TCG, (i) each of TCG and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on TCG, which compliance includes, but is not limited to, the possession by TCG and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of TCG or its subsidiaries has received written notice of, or, to the knowledge of TCG, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on TCG; and
(iii) to the knowledge of TCG, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as disclosed by TCG, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on TCG that are pending or, to the knowledge of TCG, threatened against TCG or any of its subsidiaries or, to the knowledge of TCG, against any person or entity whose liability for any Environmental Claim TCG or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the TCG Disclosure Schedule: (i) TCG and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of TCG and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to TCG and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on TCG's most recent balance sheet which is part of the TCG SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to TCG or its subsidiaries; (iv) to the knowledge of TCG none of the Tax Returns of or with respect to TCG or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to TCG or any of its subsidiaries which has not been abated or paid in full.

     Section 3.14. Title to Property. TCG and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on TCG; and, to TCG's knowledge, all leases pursuant to which TCG or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of TCG, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which TCG or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on TCG.

     Section 3.15. Intellectual Property.

     (a) Each of TCG and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "TCG Intellectual Property Rights").

     (b) Except as set forth in Section 3.15(b) of the TCG Disclosure Schedule the validity of the TCG Intellectual Property Rights and the title thereto of TCG or any subsidiary, as the case may be, is not being questioned in any litigation to which TCG or any subsidiary is a party.

     (c) The conduct of the business of TCG and its subsidiaries as now conducted does not, to TCG's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any TCG Intellectual Property Rights.

     (d) Each of TCG and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where TCG has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 3.16. Insurance. TCG currently does not maintain general liability and other business insurance.

     Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding TCG Shares is the only vote of the holders of any class or series of TCG's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 3.18. Tax Treatment. Neither TCG nor, to the knowledge of TCG, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 3.19. Affiliates. Except for the directors and executive officers of TCG, each of whom is listed in Section 3.19 of the TCG Disclosure Schedule, there are no persons who, to the knowledge of TCG, may be deemed to be affiliates of TCG under Rule 1-02(b) of Regulation S-X of the SEC (the "TCG Affiliates").

     Section 3.20. Certain Business Practices. None of TCG, any of its subsidiaries or any directors, officers, agents or employees of TCG or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

     Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the TCG Disclosure Schedule, no officer or director of TCG has any interest in any material property, real or personal, including without limitation, any computer software or TCG Intellectual Property Rights, used in or pertaining to the business of TCG or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

     Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the TCG Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of TCG Shares.

     Section 3.23. Brokers. No broker, finder or investment banker (other than the TCG Financial Adviser, a true and correct copy of whose engagement agreement has been provided to WWNI) is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TCG.

     Section 3.24. Disclosure. No representation or warranty of TCG in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to WWNI pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 3.25. No Existing Discussions. As of the date hereof, TCG is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

     Section 3.26. Material Contracts.

     (a) TCG has delivered or otherwise made available to WWNI true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which TCG is a party affecting the obligations of any party thereunder) to which TCG or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of TCG and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of TCG and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which TCG is a party involving employees of TCG); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the `TCG Contracts"). Neither TCG nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the TCG Contracts is valid and enforceable in accordance with its terms, and there is no default under any TCG Contract so listed either by TCG or, to the knowledge of TCG, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by TCG or, to the knowledge of TCG, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on TCG.

     (c) No party to any such TCG Contract has given notice to TCG of or made a claim against TCG with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on TCG.


                                  ARTICLE 4

                                  Covenants

     Section 4.1. Conduct of Business of WWNI. Except as contemplated by this Agreement or as described in Section 4.1 of the WWNI Disclosure Schedule, during the period from the date hereof to the Effective Time, WWNI will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the WWNI Disclosure Schedule, prior to the Effective Time, WWNI will not, without the prior written consent of TCG:

     (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d)  adopt  a  plan  of  complete or partial  liquidation,  dissolution,
merger,    consolidation,    restructuring,   recapitalization    or    other
reorganization of WWNI (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person.
(iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of WWNI; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent WWNI from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to TCG (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to WWNI);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to WWNI; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to WWNI;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on WWNI;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

     Section 4.2. Conduct of Business of TCG. Except as contemplated by this Agreement or as described in Section 4.2 of the TCG Disclosure Schedule during the period from the date hereof to the Effective Time, TCG will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the TCG Disclosure Schedule, prior to the Effective Time, TCG will not, without the prior written consent of:

     (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

       (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of TCG (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
(iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of TCG or its subsidiaries; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent TCG or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to TCG);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to TCG; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to TCG and its subsidiaries taken as a whole;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on TCG;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the TCG contained in this Agreement untrue or incorrect.

     Section  4.3. Preparation of 8-K.   TCG and WWNI shall promptly  prepare
and file with the SEC an 8-K disclosing this merger.

     Section 4.4. Other Potential Acquirers.

     (a) TCG, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

     Section 4.5. Meetings of Stockholders. TCG shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective Articles of Incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement. TCG will, through its Boards of Directors, recommend to their respective stockholders approval of such matters

     Section 4.6. NASD OTC:BB Listing. The parties shall use all reasonable efforts to cause the WWNI Shares, subject to Rule 144, to be traded on the Over-The-Counter Bulletin Board (OTC:BB).

     Section 4.7. Access to Information.

     (a) Between the date hereof and the Effective Time, WWNI will give TCG and its authorized representatives, and TCG will give WWNI and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, WWNI shall furnish to TCG, and TCG will furnish to WWNI, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

     (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

     Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, TCG and WWNI agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section 4.9. Indemnification.

     (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, WWNI shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the ``Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective
Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) WWNI shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to WWNI, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its Articles of Incorporation or bylaws, (ii) WWNI will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and WWNI's Articles of Incorporation or bylaws shall be made by independent counsel mutually acceptable to WWNI and the Indemnified Party; provided, however, that WWNI shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, c conflict on any significant issue between positions of any two or more Indemnified Parties.

     (b) In the event WWNI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of WWNI shall assume the obligations set forth in this Section 4.9.

     (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of WWNI and TCG and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in WWNI's and TCG's Articles of Incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (d) The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 4.10. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.


                                  ARTICLE 5

                  Conditions to Consummation of the Merger

     Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of TCG;

     (b) this Agreement shall have been approved and adopted by the Board of Directors of WWNI and TCG;

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

     Section 5.2. Conditions to the Obligations of WWNI. The obligation of WWNI to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of TCG contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on TCG) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing TCG shall have delivered to WWNI a certificate to that effect;

     (b) each of the covenants and obligations of TCG to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing TCG shall have delivered to WWNI a certificate to that effect;

     (d) TCG shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of TCG under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of WWNI, individually or in the aggregate, have a Material Adverse Effect on TCG;

     (e) there shall have been no events, changes or effects with respect to TCG or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on TCG; and

     Section 5.3. Conditions to the Obligations of TCG. The respective obligations of TCG to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of WWNI contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on WWNI) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing WWNI shall have delivered to TCG a certificate to that effect;

     (b) each of the covenants and obligations of WWNI to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing WWNI shall have delivered to TCG a certificate to that effect;

     (c) there shall have been no events, changes or effects with respect to WWNI having or which could reasonably be expected to have a Material Adverse Effect on WWNI.

                                  ARTICLE 6

                       Termination; Amendment; Waiver

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by WWNI's or TCG's stockholders:

     (a) by mutual written consent of WWNI and TCG;

     (b) by TCG or WWNI if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by February 15, 2000; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

     (c) by WWNI if (i) there shall have been a breach of any representation or warranty on the part of TCG set forth in this Agreement, or if any representation or warranty of TCG shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by February 26, 2000 (or as otherwise extended), (ii) there shall have been a breach by TCG of any of their respective covenants or agreements hereunder having a Material Adverse Effect on TCG or materially adversely affecting (or materially delaying) the consummation of the Merger, and TCG, as the case may be, has not cured such breach within 20 business days after notice by WWNI thereof, provided that WWNI has not breached any of its obligations hereunder, (iii) WWNI shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) WWNI shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

     (d) by TCG if (i) there shall have been a breach of any representation or warranty on the part of WWNI set forth in this Agreement, or if any representation or warranty of WWNI shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by February 26, 2000 (or as otherwise extended), (ii) there shall have been a breach by WWNI of its covenants or agreements hereunder having a Material Adverse Effect on WWNI or materially adversely affecting (or materially delaying) the consummation of the Merger, and WWNI, as the case may be, has not cured such breach within twenty business days after notice by TCG thereof, provided that TCG has not breached any of its obligations hereunder, (iii) the WWNI Board shall have recommended to WWNI's stockholders a Superior Proposal, (iv) the WWNI Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) TCG shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

     Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     Section 6.3. Fees and Expenses. Except as specifically provided in  this
Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     Section 6.4. Amendment. This Agreement may be amended by action taken by WWNI and TCG at any time before or after approval of the Merger by the stockholders of WWNI and TCG (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE 7

                                Miscellaneous

     Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

  If to TCG:

     Tarrab Capital Group
     1850 East Flamingo Rd. Suite 111
     Las Vegas, Nevada 89119

  with a copy to:

     Donald J. Stoecklein
     Sperry Young & Stoecklein
     1850 East Flamingo Rd. Suite 111
     Las Vegas, Nevada 89119
     (702) 792-2590
  if to WWNI:

     Dennis Shen
     President
     Worldwide Wireless Networks, Inc.
     770 The City Drive, Suite 3700
     Orange, California 92868
     (714) 937-5500

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

     Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

     (a) "affiliate" means (except as otherwise provided in Sections 2.19 and
3.19 a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which Nasdaq is closed;

     (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

     (d) "knowledge'' or "known'' means, with respect to any matter in question, if an executive officer of WWNI or TCG or its subsidiaries, as the case may be, has actual knowledge of such matter;

     (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

     (f) "subsidiary" or "subsidiaries" of WWNI, TCG or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which WWNI, TCG or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of WWNI, TCG or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

     Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                 WORLDWIDE WIRELESS NETWORKS, INC.


                                 By: /s/ Dennis Shen
                                         -----------
                                 Name:   Dennis Shen
                                 Title:  President


                                 TARRAB CAPITAL GROUP


                                 By: /s/ Andreas Commins
                                         ---------------
                                 Name:   Andreas G. Commins
                                 Title:  President

                          WWNI DISCLOSURE SCHEDULE

Schedule 2.1   Organization                  See Amended Articles/Bylaws

Schedule 2.2(a) Options, Stock Preference Rights  The Company has reserved up to 1,000,000 shares of Common Stock for options and up to 400,000 shares of Common Stock for warrants.

Schedule 2.6   Consents & Approvals               None Provided

Schedule 2.7   No Default                    Not Applicable

Schedule 2.8   No Undisclosed Liability      None Exist

Schedule 2.9   Litigation                    None Exist

Schedule 2.10  Compliance with Applicable Law     None

Schedule 2.11 Employee Benefit Plans              None Provided

Schedule 2.12 Environmental Laws and Regs         Not Applicable

Schedule 2.13 Tax Matters                    None Exist

Schedule 2.14 Title to Property                   None Exist

Schedule  2.15  Intellectual Property               Extensive  List  provided
Terrab

Schedule 2.16 Insurance                      None Exist

Schedule 2.17  Vote Required                 None Required

Schedule 2.18 Tax Treatment                  Not Applicable

Schedule 2.19 Affiliates                     Dennis and Susan Shen
                                   Jack Tortorice
                                   Charles C. Bream III
                                   Thomas J. Rotert

Schedule 2.20 Certain Business Practices          None Exist

Schedule 2.21 Insider Interest                    See 2.19

Schedule 2.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.23 Broker                         None Exist

Schedule 4.1 Conduct of Business             None Provided

                           TCG DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock             None Exist

Schedule 3.2(c) Capital Stock Rights              None Exist other than as in
Articles

Schedule 3.2(d) Securities conversions            None Exist

Schedule 3.2 (f) Subsidiaries                None Exist

Schedule 3.6   Consents & Approvals               Provided

Schedule 3.7   No Default                    Not Applicable

Schedule 3.8   No Undisclosed Liability      None Exist

Schedule 3.9   Litigation                    None Exist

Schedule  3.10   Compliance with Applicable Law      Not  Applicable  -  full
disclosed in 10KSB

Schedule 3.11 Employee Benefit Plans              Section 3.11( c)No  Options
Exist

                                   Section 3.11(e) No Agreements Exist

Schedule 3.12 Environmental Laws and Regs         Not Applicable

Schedule 3.13 Tax Matters                    None Exist

Schedule 3.14 Title to Property                   None Exist

Schedule 3.15(b) Intellectual Property            None Exist

Schedule 3.16 Insurance                      None Exist

Schedule   3.17    Vote  Required                  See  Shareholder   Meeting
Certificate

Schedule 3.18 Tax Treatment                  Not Applicable

Schedule 3.19 Affiliates                     Andreas Commins

Schedule 3.20 Certain Business Practices          None Exist

Schedule 3.21 Insider Interest                    None Exist

Schedule 3.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 3.23 Broker                         None Exist

Schedule 4.2 Conduct of Business             See Amended & Restated Articles